EXHIBIT 10.1

SHARKREACH, INC

EMPLOYMENT AGREEMENT

This Employment Agreement for Key Employee (the "Agreement") is made and effective February 18, 2016 (the "Effective Date"),

BETWEEN:	Steve A. Smith Jr. (the "Employee"), an individual with his main address at:

501 S. Esplanade, Suite 101 Redondo Beach, CA 90277

AND:	SHARKREACH, INC. (the "Company"), a corporation formerly known as Online Secretary, Inc., organized and existing under the laws of the State of Nevada, with its principal office located at:

205 Pier Ave, Hermosa Beach, California, 90254, United States

RECITALS

A.	Company is engaged in the business of Media, and maintains its principal office at 205 Pier Ave, Hermosa Beach, California, 90254, United States

B.	Employee has been engaged and has had a great deal of experience in the above-designated business.

C.	Employee is willing to be employed by Company, and Company is willing to employ employee, on the terms, covenants, and conditions set forth in this Agreement.

In consideration of the matters described above, and of the mutual benefits and obligations set forth in this Agreement, the parties agree as follows:

1. EMPLOYMENT; TERM

Company will employ Employee and Employee accepts employment upon the terms set forth below. This Agreement shall commence on the Effective Date and remain in effect for three years, and shall automatically extend for one-year periods thereafter unless either party shall provide written notice to the other party not less than 60 days prior to the end of any such anniversary of its intent not to renew or unless earlier terminated by Company or by Employee in accordance with Section 6 below. The period during which Employee is employed by the Company hereunder shall be referred to herein as the "Term".

2. POSITION; DUTIES

During the Term, the Employee shall serve as the Chief Executive Officer of the Company, reporting to the board of directors of the Company (the "Board"). In such position, the Employee shall have such duties, authority and responsibility as shall be determined from time to time by the Board, which duties, authority and responsibility are consistent with the Employee's position. The Employee shall, at all times during the Term, also serve as a member of the Board. While employed by Company, Employee agrees to devote Employee's full working time to the affairs of Company. Employee shall not work as an employee, independent consultant or agent for another entity, whether or not during the business hours of Company, without the permission of Company.

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3. PLACE OF PERFORMANCE

The principal place of Employee's employment shall be the Company's principal executive office at the address listed above; provided, that the Employee may be required to travel on Company business during the Term.

4. COMPENSATION

a.

Base Salary. The Company shall pay the Employee a monthly base salary of $16,667.00 in cash when available, or in shares upon agreement with the Employee. The Base Salary shall further be paid in periodic installments in accordance with the Company's customary payroll practices, but no less frequently than monthly (unless paid in shares or by some other arrangement as mutually-agreed by the parties). For the initial two years following execution of this agreement, the Employee's base salary shall be reviewed semi-annually by the 'Compensation Committee' of the Board and the Board may, but shall not be required to, increase the base salary during the Term. The Employee's annual base salary, as in effect from time to time, is hereinafter referred to as "Base Salary."

b.

Annual Bonus. For each fiscal year during the Term, the Employee shall be eligible to earn an annual bonus (the "Annual Bonus") of up to fifty percent (50%) of Base Salary, pro-rated for any partial years during the Term, based upon the achievement of annual performance goals established by the 'Compensation Committee' of the Board. The Annual Bonus will be paid in cash and/or shares within 60 days after the end of the applicable fiscal year.

c.

Option Awards. In consideration of the Employee entering into this Agreement, the Company will grant the Employee from the 'Employee Stock Option Plan' an initial sum of share purchase options of not less than 25% of the overall options available for grant under the Plan. For as long as the Employee acts in the role of CEO for the Company, the Employee will be entitled to a sum of stock options that may be above the minimum but will never be less than 25% of the available Employee Stock Options.

d.

Employee Benefits. During the Term, the Employee shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, "Employee Benefit Plans"), on a basis which is no less favorable than is provided to other similarly situated employees of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans.

e.

Vacation; Paid Time-off. During the Term, the Employee shall be entitled to fifteen (20) paid vacation days per calendar year (prorated for partial years) in accordance with the Company's vacation policies, as in effect from time to time. The Employee shall receive other paid time-off (e.g., holidays, sick time) in accordance with the Company's policies as such policies may exist from time to time.

f.

Business Expenses. The Employee shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Employee in connection with the performance of the Employee's duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

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5. INDEMNIFICATION

In the event that the Employee is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), other than any Proceeding initiated by the Employee or the Company related to any contest or dispute between the Employee and the Company or any of its affiliates with respect to this Agreement or the Employee's employment hereunder, by reason of the fact that the Employee is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Employee shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company's bylaws from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees). Costs and expenses incurred by the Employee in defense of such Proceeding (including attorneys' fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Employee to repay the amounts so paid if it shall ultimately be determined that the Employee is not entitled to be indemnified by the Company under this Agreement. During the Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors' and officers' liability insurance providing coverage to the Employee on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

6. TERMINATION OF EMPLOYMENT

The Term and the Employee's employment hereunder may be terminated by either the Company or the Employee at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least thirty (30) days advance written notice of any termination of the Employee's employment. Upon termination of the Employee's employment during the Employment Term, the Employee shall be entitled to the compensation and benefits described in this Section 6 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

a.	For Cause or Without Good Reason.

i.

The Employee's employment hereunder may be terminated by the Company for Cause or by the Employee without Good Reason. If the Employee's employment is terminated by the Company for Cause or by the Employee without Good Reason, the Employee shall be entitled to receive the following (the "Accrued Amounts"): (A) any accrued but unpaid Base Salary and Commission Payments and accrued but unused vacation which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company's customary payroll procedures; (B) any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date; (C) reimbursement for unreimbursed business expenses properly incurred by the Employee, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and (D) such employee benefits (including equity compensation), if any, to which the Employee may be entitled under the Company's employee benefit plans as of the Termination Date.

ii.

For purposes of this Agreement, "Cause" shall mean: (A) the Employee's willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness); (B) the Employee's willful failure to comply with any valid and legal directive of the Board; (C) the Employee's willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates; (D) the Employee's embezzlement, misappropriation or fraud, whether or not related to the Employee's employment with the Company; (E) the Employee's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Employee's ability to perform services for the Company or results in material harm to the Company or its affiliates; (F) the Employee's violation of a material policy of the Company; or (G) the Employee's material breach of any material obligation under this Agreement.

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For purposes of this provision, no act or failure to act on the part of the Employee shall be considered "willful" unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.

Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Employee shall have fifteen (15) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

iii.

For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, in each case during the Employment Term without the Employee's written consent: (A) a reduction in the Base Salary; (B) any failure by the Board or a committee thereof to establish reasonable performance goals in any year during the Term the achievement of which would allow Employee to earn an Annual Bonus; (C) any material breach by the Company of any material provision of this Agreement (including any non-payment of the amounts owed to Employee as compensation under Section 4 above) or any material provision of any other agreement between the Employee or his affiliate and the Company; (D) the Company's failure to nominate the Employee for election to the Board and to use its best efforts to have him elected and re-elected, as applicable; (E) a material, adverse change in the Employee's title, authority, duties or responsibilities (other than temporarily while the Employee is physically or mentally incapacitated or as required by applicable law); (F) a material adverse change in the reporting structure applicable to the Employee; or (G) the Company relocates Employee's principal place of employment (as described above) by more than thirty (30) miles.

The Employee cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 15 days of the date he becomes aware of the initial existence of such grounds and the Company has had at least 15 days from the date on which such notice is provided to cure such circumstances. If the Employee does not terminate his employment for Good Reason within 60 days after the first occurrence of the applicable grounds, then the Employee will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

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b.

Non-Renewal by the Company, Without Cause, or for Good Reason. The Term and the Employee's employment hereunder may be terminated by the Employee for Good Reason or by the Company without Cause or on account of the Company's written notice of its intention not to renew the Agreement in accordance with Section 1. In the event of such termination, the Employee shall be entitled to receive the Accrued Amounts and, subject to the Employee's compliance with Sections 8 through 12 of this Agreement and his execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form reasonably satisfactory to the Employee (the "Release") and such Release becoming effective within 21 days following the Termination Date (such 21-day period, the "Release Execution Period"), the Employee shall be entitled to receive the following (the "Severance Amounts"):

i.

Continued Base Salary following the Termination Date for the greater of (A) 12 months and (B) the unexpired portion of the then-current Term period, payable in equal installments in accordance with the Company's normal payroll practices, but no less frequently than monthly, which shall commence within 15 days following the Termination Date.

ii.	A pro-rated portion of the Annual Bonus (subject to meeting performance criteria), if any, that the Employee would have earned for the fiscal year in which the Termination Date occurs.

iii.

If the Employee timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall reimburse the Employee for the monthly COBRA premium paid by the Employee for himself and his dependents. Such reimbursement shall be paid to the Employee on the first day of the month immediately following the month in which the Employee timely remits the premium payment. The Employee shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Employee receives substantially similar coverage from another employer or other source.

c.

Death or Disability. Employee's employment and the Term shall terminate automatically upon the Employee's death, and the Company may terminate Employee's employment and the Term on account of the Employee's Disability. Upon any such termination, the Employee (or the Employee's estate and/or beneficiaries, as the case may be) shall be entitled to receive the following: (i) the Accrued Amounts, (ii) the amounts or items described in Section 6(b)(ii) and (iv) above, and (iii) if such termination is due to disability, then the COBRA continuation coverage described in Section 6(b)(iii) above.

For purposes of this Agreement, "Disability" shall mean the Employee's inability, due to physical or mental incapacity, as conclusively determined by a qualified independent physician mutually agreeable to the Company and the Employee (or the Employee's representative), to substantially perform his duties and responsibilities under this Agreement without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Notwithstanding the foregoing, the Employee is entitled to receive any long-term disability benefits under the Company's long-term disability plan, as may be in effect from time to time.

d.	Change in Control Termination.

i.

Notwithstanding any other provision contained herein, if the Employee's employment hereunder is terminated by the Employee for Good Reason or by the Company (or its successor) on account of its written notice of its intention not to renew the Agreement in accordance with Section 1 or without Cause (other than on account of the Employee's death or Disability), in each case within twenty-four (24) months following a Change in Control (as defined below), the Employee shall be entitled to receive the Accrued Amounts and subject to the Employee's compliance with Sections 8 through 12 of this Agreement and his execution of a Release which becomes effective within 21 days following the Termination Date, the Employee shall be entitled to receive the following: (A) the Accrued Amounts; and (B) the Severance Amounts.

ii.

For purposes of this Agreement, "Change in Control" shall mean the occurrence of any of the following after the Effective Date: (A) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (B) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or (C) the sale of all or substantially all of the Company's assets.

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e.

Notice of Termination. Any termination of the Employee's employment hereunder by the Company or by the Employee during the Term (other than termination on account of the Employee's death) shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto. The Notice of Termination shall specify: (i) the applicable termination provision of this Agreement being relied upon by such notifying party; (ii) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated; and (iii) the applicable Termination Date.

f.

Termination Date. The Employee's "Termination Date" shall be: (i) if the Employee's employment hereunder terminates on account of the Employee's death, the date of the Employee's death; (ii) if the Employee's employment hereunder is terminated on account of the Employee's Disability, the date that it is determined that the Employee has a Disability; (iii) If the Company terminates the Employee's employment hereunder for Cause, the date the Notice of Termination is delivered to the Employee; (iv) if the Company terminates the Employee's employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than 15 days following the date on which the Notice of Termination is delivered; (v) if the Employee terminates his employment hereunder with or without Good Reason, the date specified in the Employee's Notice of Termination, which shall be no less than 15 days following the date on which the Notice of Termination is delivered; and (vi) if the Employee's employment hereunder terminates because either party provides notice of non-renewal pursuant to any anniversary date pursuant to Section 1, then such anniversary date. Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Employee incurs a "separation from service" within the meaning of Section 409A.

g.

Mitigation. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and except as provided herein, any amounts payable pursuant to this Section 6 shall not be reduced by compensation the Employee earns on account of employment with another employer.

h.

Section 280G. If any of the payments or benefits received or to be received by the Employee (including, without limitation, any payment or benefits received in connection with a Change in Control or the Employee's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the "280G Payments") constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), the Company shall pay to the Employee, no later than the time such Excise Tax is required to be paid by the Employee or withheld by the Company, an additional amount equal to the sum of the Excise Tax payable by the Employee, plus the amount necessary to put the Employee in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section 5.9 or otherwise) as if no Excise Tax had been imposed.

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7. COOPERATION

The parties agree that certain matters in which the Employee will be involved during the Employment Term may necessitate the Employee's cooperation in the future. Accordingly, following the termination of the Employee's employment for any reason, to the extent reasonably requested by the Board, the Employee shall cooperate with the Company in connection with matters arising out of the Employee's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Employee's other activities. The Company shall reimburse the Employee for reasonable expenses incurred in connection with such cooperation.

8. CONFIDENTIALITY

Employee recognizes and acknowledges that the software systems, including specifications, programs and documentation, the methods and data which Company owns, plans or develops, whether for its own use or for use by its clients, developments, designs, inventions and improvements, trade secrets and works of authorship are confidential and are the property of Company. Employee also recognizes that Company's customer lists, supplier lists, proposals and procedures are confidential and are the property of Company. Employee further recognizes and acknowledges that in order to enable Company to perform services for its clients, those clients may furnish to Company confidential information concerning their business affairs, property, methods of operation or other data; that the goodwill afforded to Company depends upon, among other things, Company and its employees keeping such services and information confidential. All of these materials and information including that relating to Company's systems and Company's clients, will be referred to below as "Proprietary Information."

9. NON-DISCLOSURE

Employee agrees that, except as directed by Company, and in the ordinary course of Company's business, Employee will not at any time, whether during or after Employee's employment with Company, disclose to any person or use, directly or indirectly, for Employee's own benefit or the benefit of others, any Proprietary Information, or permit any person to examine or make copies of any documents which may contain or is derived from Proprietary Information, whether prepared by Employee or otherwise coming into Employee's possession or control. Employee agrees that the provisions of this paragraph shall survive the termination of this Agreement and Employee's employment by Company.

10. POSSESSION

Employee agrees that upon request by Company, and in any event upon termination of Employee's employment, Employee shall then over to Company all documents, papers or other material in Employee's possession or under Employee's control which may contain or be derived from Proprietary Information, together with all documents, notes or Employee's work products which are connected with or derived from Employee's services to Company and all copies of software obtained from Company shall be either returned to Company or, as appropriate, permanently deleted. Upon termination of Employee's employment with Company, Employee agrees to pay in full any amount owed Company, including but not limited to monies used to purchase computer hardware. The return of any computer hardware purchased by Employee will not be accepted in lieu of such payment.

11. OWNERSHIP

Employee hereby assigns and agrees to assign to Company or its subsidiaries or affiliates, as appropriate, its successors, assigns or nominees, Employee's entire right, title and interest in any developments, designs, patents, inventions and improvements, trade secrets, trademarks, copyrightable subject matter or proprietary information which Employee has made or conceived, or may make or conceive, either solely or jointly with others, while providing services to Company, or with the use of the time, material or facilities of Company or relating to any actual or anticipated business, research, development, product, service or activity of Company known to Employee while employed at Company, or suggested by or resulting from any task assigned to Employee or work performed by Employee for or on behalf of Company, whether or not such work was performed prior to the date of this Agreement.

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It is further agreed, that without charge to Company, but at its expense, Employee will execute and deliver all such further documents as may be necessary, including original applications and applications for renewal, extension or reissue of such patents, trademark registrations or copyright registrations, in any and all countries, to vest title thereto in Company, its successors, assigns or nominees.

In accordance with California Labor Code Section 2872, Company hereby notifies Employee that Employee's assignment agreement under this Section 11 does not require Employee to assign to Company any invention for which no equipment, supplies, facility, or trade secret information of Company was used and that was developed entirely on Employee's own time, and does not relate to the business of Company or to Company's actual or demonstrably anticipated research or development, or does not result from any work performed by Employee for Company.

Following is the text of California Labor Code Section 2870:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information, except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

12. NON-COMPETITION

Employee agrees that because of the confidential and sensitive nature of the Proprietary Information and because the use of, or even the appearance of the use of, the Proprietary Information in certain circumstances may cause irreparable damage to Company and its reputation, or to clients of Company, Employee shall not, until the expiration of 6 months after the date on which Employee's employment with Company terminates for any reason, engage, directly or indirectly, or through any corporation or associates in any business, enterprise or employment which directly solicits business, performs services or delivers goods that are competitive to those of Company to any customer or prospect of Company. Company and Employee agree that this covenant is fair and reasonable; however, in the event that a court should decline to enforce these provisions, Employee and Company agree that the provisions should be modified to restrict Employee's competition with Company to the maximum extent enforceable, but in no event will the covenants be interpreted as more restrictive to Employee.

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13. INJUNCTIVE RELIEF

Employee acknowledges that disclosure of any Proprietary Information by Employee or breach by Employee of any of the covenants not to compete will give rise to irreparable injury to Company, or clients of Company. Employee also agrees that this injury to Company, or clients of Company, would be inadequately compensated in money damages alone. Accordingly, Company or, where appropriate the client of Company, may seek and obtain injunctive relief against the breach, or threatened breach, of the disclosure of any Proprietary Information by Employee, or breach by Employee of any of the covenants not to compete, in addition to any other legal remedies which may be available. Company further acknowledges that the enforcement of a remedy hereunder by way of injunction would not prevent Employee from earning a reasonable livelihood since Employee's experience and capabilities would be such that in the event that Employee's employment with Company terminates for any reason, Employee will be able to obtain employment in business activities which are not restricted by this Agreement.

14. GENERAL

a.

Entire Agreement. This Agreement contains the entire understanding between Company and Employee relating to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties with respect to such subject matter.

b.

Governing Law, Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of California without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of California, county of Los Angeles. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

c.

Successors and Assigns. This Agreement is personal to the Employee and shall not be assigned by the Employee. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

d.

Amendment, Modification, Waiver. This Agreement may not be amended or modified except pursuant to a written agreement executed by each party hereto. No waiver by any party of any provision of this Agreement shall be enforceable against such party unless such waiver is in writing and has been executed by such party.

e.

Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement, and all signatures need not appear on any one counterpart. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in portable document format or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

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f.

Section 409A. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Any tax gross-up payments provided under this Agreement shall be paid to the Employee on or before December 31 of the calendar year immediately following the calendar year in which the Employee remits the related taxes.

g.

Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be (a) delivered by messenger, (b) delivered by a recognized overnight courier service, (c) sent by registered or certified mail (postage prepaid, return receipt requested) or (d) sent by facsimile communication (with a copy thereof delivered in accordance with clause (a), (b) or (c) of this Section 14(g)) to the parties at their respective addresses set forth in the preamble hereto, or to such other persons or at such other addresses as shall be furnished by like notice to the other party, and such notice or other communication shall be deemed to have been given or made as of the date so delivered or received.

h.

Withholding. The Company shall have the right to withhold from any amount payable hereunder any federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

i.

Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

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In witness hereof, each party to this Agreement has caused it to be executed on the date indicated above.

EMPLOYEE:	COMPANY:

SHARKREACH, INC.

/s/ Steve Smith	/s/ Steve Smith
Authorized Signature	Authorized Signature

CEO
Print Name and Title	Print Name and Title